Exhibit 99

TI reports financial results for 2Q11

Conference call on TI website at 4:30 p.m. Central time today
www.ti.com/ir

DALLAS (July 25, 2011) – Texas Instruments Incorporated (TI) (NYSE: TXN) today announced second-quarter revenue of $3.46 billion, net income of $672 million and earnings per share of 56 cents.

“We are pleased with the continued success of the TI portfolio in Analog and Embedded Processing.  Sequential revenue growth was driven by Embedded Processing up 12 percent and Analog up 3 percent, and we believe we again gained market share in both segments,” said Rich Templeton, TI’s chairman, president and chief executive officer.  “In the quarter, we also resumed production ahead of schedule at our Japan factories that were damaged in the earthquake, thanks to excellent work by our teams on the ground.

“We expect growth in the third quarter, but because of mixed macroeconomic and market signals we are prepared for a broader-than-normal range of growth possibilities.  We note that production at some computing and consumer manufacturers appears lukewarm even though we’re heading into the back-to-school and holiday seasons.  At the same time, Asian distributor resales have been strong, demand from our Japanese customers is increasing and our backlog increased in the second quarter.  We’ve planned for modest sequential growth in the third quarter, yet are prepared to support higher demand if it materializes.”

TI’s pending acquisition of National Semiconductor has cleared all antitrust reviews with the exception of China, which is underway.  The company continues to expect the transaction to close before the end of the year.

“We look forward to welcoming the people of National Semiconductor and to expanding the portfolio of unique products we can offer our Analog customers,” Templeton concluded.

2Q11 financial summary

Amounts are in millions of dollars, except per-share amounts.

	2Q11	2Q10	vs. 2Q10	1Q11	vs. 1Q11
Revenue	$3,458	$3,496	-1%	$3,392	2%
Operating profit	$905	$1,107	-18%	$908	0%
Net income	$672	$769	-13%	$666	1%
Earnings per share	$0.56	$0.62	-10%	$0.55	2%
Cash flow from operations	$631	$562	12%	$516	22%

TI’s operating profit was negatively impacted by about $50 million due to costs associated with the March earthquake in Japan.  These costs were net of proceeds from ongoing insurance claims and were included in cost of revenue in the company’s Other segment.  Costs of $13 million associated with TI’s pending acquisition of National Semiconductor also were included in the Other segment.

Operating profit declined from a year ago primarily due to lower gross profit, which declined as a result of the earthquake-related costs, lower factory utilization and lower revenue.  Compared with the prior quarter, operating profit was about even as profit from higher revenue was offset by lower factory utilization, higher earthquake-related costs and higher operating expenses.

2Q11 segment results

	2Q11	2Q10	vs. 2Q10	1Q11	vs. 1Q11
Analog:
Revenue	$1,588	$1,512	5%	$1,536	3%
Operating profit	$446	$472	-6%	$418	7%
Embedded Processing:
Revenue	$596	$516	16%	$533	12%
Operating profit	$141	$115	23%	$102	38%
Wireless:
Revenue	$558	$727	-23%	$658	-15%
Operating profit	$82	$165	-50%	$141	-42%
Other:*
Revenue	$716	$741	-3%	$665	8%
Operating profit	$236	$355	-34%	$247	-4%

* Includes net costs from the earthquake in Japan of about $50 million in the second quarter of 2011 and about $30 million in the first quarter of 2011.  Also, includes acquisition-related costs of $13 million in the second quarter of 2011 and $2 million in the first quarter of 2011.

Analog:  (includes high-volume analog & logic, high-performance analog and power management products)
•	Compared with the year-ago and the prior quarters, the increase in revenue was due to higher revenue from the combination of power management and high-performance analog.
•
Operating profit decreased from the year-ago quarter due to higher operating expenses and higher manufacturing costs, which were due to capacity additions.  Operating profit increased from the prior quarter primarily due to higher gross profit.

Embedded Processing:  (includes digital signal processor and microcontroller catalog products that are sold across a wide variety of markets, as well as application-specific products that are used in communications infrastructure and automotive electronics)
•
Compared with the year-ago and the prior quarters, the increase in revenue was primarily due to higher revenue from products sold into communications infrastructure applications.  Revenue from catalog products and products sold into automotive applications increased to a lesser extent.

•	Operating profit increased from the year-ago and the prior quarters due to higher gross profit.

Wireless:  (includes connectivity products, OMAP™ applications processors and baseband products)
•
Compared with the year-ago and the prior quarters, the decline in revenue was due to lower revenue from baseband products.  Revenue from the combination of applications processors and connectivity products grew in both comparisons.

•	Operating profit decreased from the year-ago and the prior quarters primarily due to lower gross profit.

Other:  (includes DLP® products, custom ASIC products, calculators and royalties, as well as products sold under transitional supply agreements associated with recently acquired factories)
•
Compared with the year-ago quarter, the decline in revenue was primarily due to lower revenue from DLP products, lower royalties and the sale of a cable modem product line in the fourth quarter of 2010.  These declines were partially offset by higher revenue from transitional supply agreements.

•	Compared with the prior quarter, the increase in revenue was due to higher seasonal calculator revenue, which was partially offset by lower revenue from DLP products.
•	Operating profit decreased from the year-ago and the prior quarters due to earthquake-related costs and acquisition-related costs.

2Q11 additional financial information

•	Orders were $3.60 billion, down 3 percent from the year-ago quarter and about even with the prior quarter.
•
Inventory was $1.76 billion at the end of the quarter, up $413 million from a year ago and up $84 million from the prior quarter.  The increase in both comparisons was primarily due to the company building inventory for higher customer service levels, which included the ramp-up of new manufacturing capacity.

•
Capital expenditures were $276 million in the quarter compared with $283 million a year ago and $194 million in the prior quarter.  Capital expenditures in the quarter were primarily for assembly and test equipment used in the company’s manufacturing operations.

•	The company used $452 million in the quarter to repurchase 13.0 million shares of its common stock and paid dividends of $150 million.
•	To fund its pending acquisition of National Semiconductor, TI issued $3.5 billion of debt in the second quarter and $1.2 billion of commercial paper in July.

Outlook

For the third quarter of 2011, TI expects:

•	Revenue: $3.40 – 3.70 billion
•	Earnings per share: $0.55 – 0.65

TI will update its third-quarter outlook on September 8, 2011.

For the full year of 2011, TI expects approximately the following:

•	R&D expense: $1.7 billion
•	Capital expenditures: $0.9 billion
•	Depreciation: $0.9 billion
•	Annual effective tax rate: 27%, down from the prior expectation of 28%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended

	June 30, 2011	June 30, 2010	Mar. 31, 2011

Revenue	$3,458	$3,496	$3,392
Cost of revenue	1,705	1,602	1,664
Gross profit	1,753	1,894	1,728
Research and development (R&D)	424	392	422
Selling, general and administrative (SG&A)	411	378	396
Restructuring expense	--	17	--
Acquisition cost	13	--	2
Operating profit	905	1,107	908
Other income (expense) net	10	4	10
Interest and debt expense	6	--	--
Income before income taxes	909	1,111	918
Provision for income taxes	237	342	252
Net income	$672	$769	$666

Earnings per common share:
Basic	$.57	$.63	$.56
Diluted	$.56	$.62	$.55

Average shares outstanding (millions):
Basic	1,156	1,208	1,167
Diluted	1,180	1,221	1,194

Cash dividends declared per share of common stock	$.13	$.12	$.13

Percentage of revenue:
Gross profit	50.7%	54.2%	50.9%
R&D	12.3%	11.2%	12.4%
SG&A	11.9%	10.8%	11.7%
Operating profit	26.2%	31.7%	26.8%

As required by accounting rule ASC 260, net income allocated to unvested restricted stock units (RSUs) on which we pay dividend equivalents is excluded from the calculation of EPS.  The amount excluded from earnings per common share was $10 million, $11 million and $10 million for the quarters ending June 30, 2011, June 30, 2010 and March 31, 2011.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	June 30, 2011	June 30, 2010	Mar. 31, 2011
Assets
Current assets:
Cash and cash equivalents	$4,501	$1,138	$1,343
Short-term investments	1,899	1,167	1,514
Accounts receivable, net of allowances of ($23), ($21) and ($20)	1,672	1,715	1,568
Raw materials	148	98	132
Work in process	970	812	934
Finished goods	644	439	612
Inventories	1,762	1,349	1,678
Deferred income taxes	793	566	771
Prepaid expenses and other current assets	233	195	170
Total current assets	10,860	6,130	7,044
Property, plant and equipment at cost	6,573	6,831	6,712
Less accumulated depreciation	(2,859)	(3,591)	(3,055)
Property, plant and equipment, net	3,714	3,240	3,657
Long-term investments	334	557	449
Goodwill	924	926	924
Acquisition-related intangibles	63	97	69
Deferred income taxes	925	915	899
Capitalized software licenses, net	184	229	193
Overfunded retirement plans	25	22	28
Other assets	69	48	47
Total assets	$17,098	$12,164	$13,310

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$623	$542	$605
Accrued compensation	428	418	348
Income taxes payable	65	18	247
Accrued expenses and other liabilities	637	560	593
Total current liabilities	1,753	1,538	1,793
Long-term debt	3,498	--	--
Underfunded retirement plans	532	470	527
Deferred income taxes	92	70	82
Deferred credits and other liabilities	320	331	334
Total liabilities	6,195	2,409	2,736
Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: June 30, 2011 -- 1,740,530,417; June 30, 2010 -- 1,739,888,675; Mar. 31, 2011 -- 1,740,394,740	1,741	1,740	1,740
Paid-in capital	1,108	1,127	1,068
Retained earnings	25,726	23,194	25,206
Less treasury common stock at cost: Shares: June 30, 2011 -- 585,209,754; June 30, 2010 -- 544,693,240; Mar. 31, 2011 -- 579,225,953	(16,986)	(15,652)	(16,738)
Accumulated other comprehensive income (loss), net of taxes	(686)	(654)	(702)
Total stockholders’ equity	10,903	9,755	10,574
Total liabilities and stockholders’ equity	$17,098	$12,164	$13,310

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	June 30, 2011	June 30, 2010	Mar. 31, 2011
Cash flows from operating activities:
Net income	$672	$769	$666
Adjustments to net income:
Depreciation	220	215	224
Stock-based compensation	54	49	57
Amortization of acquisition-related intangibles	6	13	7
Deferred income taxes	(46)	(7)	31
Increase (decrease) from changes in:
Accounts receivable	(102)	(188)	(44)
Inventories	(84)	(73)	(158)
Prepaid expenses and other current assets	(3)	(23)	(9)
Accounts payable and accrued expenses	58	8	(83)
Accrued compensation	80	96	(281)
Income taxes payable	(240)	(311)	137
Other	16	14	(31)
Net cash provided by operating activities	631	562	516

Cash flows from investing activities:
Additions to property, plant and equipment	(276)	(283)	(194)
Purchases of short-term investments	(816)	(613)	(872)
Sales, redemptions and maturities of short-term investments	505	1,033	1,111
Purchases of long-term investments	(2)	--	(1)
Redemptions and sales of long-term investments	45	67	19
Net cash (used in) provided by investing activities	(544)	204	63

Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,497	--	--
Issuance costs for long-term debt	(12)	--	--
Dividends paid	(150)	(147)	(153)
Sales and other common stock transactions	180	50	350
Excess tax benefit from share-based payments	8	2	19
Stock repurchases	(452)	(750)	(771)
Net cash provided by (used in) financing activities	3,071	(845)	(555)
Net increase (decrease) in cash and cash equivalents	3,158	(79)	24
Cash and cash equivalents, beginning of period	1,343	1,217	1,319
Cash and cash equivalents, end of period	$4,501	1,138	1,319

Certain amounts in prior periods' financial statements have been reclassified to conform to the current presentation.

#   #   #

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, computing, industrial and consumer electronics;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•
Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s most recent Form 10-K.  The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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